EXHIBIT 11



           OAKWOOD HOMES CORPORATION AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

             (in thousands, except per share data)


                                       Three months ended      Six months ended
                                         March 31,                 March 31,
                                       1995         1994         1995     1994


Weighted average number of common
    shares outstanding                21,145       21,040     21,122    21,056


Add: Dilutive effect of stock
     options, computed using the
     treasury stock method              936         1,027       945      1,038


Weighted average number of common
    and common equivalent shares
    outstanding                      22,081        22,067    22,067     22,094


Net income                        $   9,116      $  7,460  $ 16,764   $ 14,094


Earnings per common share-primary $    .41       $    .34  $    .76   $    .64


Weighted average number of common
    shares outstanding              21,145         21,040    21,122     21,056


Add: Dilutive effect of stock
     options, computed using
     the treasury stock method        974           1,027     1,020      1,047


Weighted average number of common
    shares outstanding assuming
    full dilution                  22,119          22,067    22,142     22,103


Net income                        $ 9,116         $ 7,460   $16,764    $14,094


Earnings per common share -
    fully diluted                $   .41          $   .34   $   .76    $   .64